Exhibit 10.02

XCEL ENERGY INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(2026 Restatement)

First Effective January 1, 2000, restated effective January 1, 2002, January 1, 2009, and August 1, 2026

XCEL ENERGY INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(2026 Restatement)

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XCEL ENERGY INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(2026 Restatement)

SECTION 1

INTRODUCTION
1.1Purpose. Effective January 18, 1980, Northern States Power Company (NSP) established the NSP Deferred Compensation Plan, which was subsequently restated as amended through January 1, 1992 (the “NSP 1992 Plan”).

Effective July 1, 1998, New Century Energies, Inc. (NCE) established the Salary Deferral and Supplemental Savings Plan for Executive Officers, and the Salary Deferral and Supplemental Savings Plan for Key Managers (the NCE Nonqualified Plans).
Effective January 1, 2000, NSP established the NSP Nonqualified Deferred Compensation Plan (2000 Statement), a separate plan from the NSP Deferred Compensation Plan. (The NSP Deferred Compensation Plan, the NSP 1992 Plan, and the NCE Nonqualified Plans are collectively referred to as the “Former Nonqualified Plans.”) As of August 2000, NSP and NCE merged to become Xcel Energy Inc.
Effective January 1, 2002, the NSP Nonqualified Deferred Compensation Plan (2000 Statement) and the Former Nonqualified Plans were combined into a single plan renamed the “Xcel Energy Inc. Nonqualified Deferred Compensation Plan,” with respect to amounts credited to Accounts on and after that date.
Effective January 1, 2009, the Plan was amended and restated to incorporate all amendments since January 1, 2002, and to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and related guidance. From January 1, 2005, through the effective date of that restatement, the Plan was operated in good faith compliance with applicable Section 409A guidance, including IRS Notice 2005-1, and participants were permitted to make transitional payment elections as described in Section 5.
Effective August 1, 2026, this Plan was further amended and restated to incorporate all amendments since January 1, 2009, reflect the Plan’s current governance structure, and revise certain eligibility provisions. This Plan is a nonqualified, unfunded elective deferral plan that allows eligible management and highly compensated employees to defer certain compensation that would otherwise be paid to them.
1.2Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.2.1Account – the bookkeeping account(s) maintained to reflect a Participant’s or Beneficiary’s interest in the Plan, representing an unfunded and unsecured general obligation of the Employer. The Principal Sponsor may establish one or more Accounts or subaccounts, including Pre-Tax Deferral, Transfer, Employer Matching Credit, Employer Discretionary Credit, and, effective May 21, 2013, Long-Term Incentive

Deferral subaccounts (which are frozen to new deferrals on and after January 1, 2026), as well as such other accounts or subaccounts as deemed necessary. Except as the context otherwise requires, “Account” refers to a Participant’s or Beneficiary’s total interest under the Plan.
1.2.2Administrator – means the Principal Sponsor, or if designated by the Principal Sponsor, the Committee or such other person or persons designated by the Committee as provided in Section 9.
1.2.3Affiliate – a business entity that is at least 50% owned or affiliated in ownership with the Principal Sponsor, as defined in regulations issued under Section 409A of the Code.
1.2.4Annual Incentive – the annual incentive award, if any, payable to a Participant from time to time pursuant to the Employer’s annual incentive plan or plans. For purposes of this Section, all or part of an Annual Incentive may be considered “performance-based compensation” if the award is based on services performed over a period of at least twelve months and meets the definition of performance-based compensation found in Code Section 409A and the regulations issued thereunder.

1.2.5Base Salary – a Participant’s regular annual base salary in effect from time to time during each Plan Year, unreduced for any salary deferrals under any Employer savings, incentive or other employee benefit plan, whether or not the same is qualified under Section 401A of the Code.

1.2.6Beneficiary – a person designated on a Beneficiary Designation Form in writing by a Participant (or automatically by operation of this Plan Statement) to receive all or a part of the Participant's Account in the event of the Participant's death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.7Beneficiary Designation – the process prescribed by the Principal Sponsor upon which a Participant may designate a Beneficiary.

1.2.8Code – the Internal Revenue Code of 1986, as amended from time to time.
1.2.9Committee – a Committee appointed pursuant to Section 9.
1.2.10Distribution Election – the process prescribed by the Principal Sponsor pursuant to which a Participant may elect a form of distribution of the Participant’s Account under the Plan as provided by Section 5.3.

1.2.11Disability – the Participant is, by reason of any medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than six months under the Employer’s long-term disability plan.
1.2.12Effective Date – January 1, 2002. The Effective Date of this Restatement is August 1, 2026, except as otherwise provided herein.

1.2.13Employer – the Principal Sponsor and any business entity that is designated by the Principal Sponsor and identified on Addendum A as employing employees that are eligible to be selected to participate in this Plan.
1.2.14Employer Matching Credit Subaccount – the Account, if any, maintained for a Participant to which is credited Employer matching credits pursuant to Section 3.3(c).
1.2.15Financial Hardship – a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s spouse, Beneficiary, or dependent (as defined in Code §152, determined without regard to §§152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. A distribution shall not be made to the extent the hardship is or may be relieved through insurance or other reimbursement, liquidation of assets (to the extent such liquidation would not itself cause severe financial hardship), or cessation of deferrals under the Plan. Any distribution shall be limited to the amount reasonably necessary to satisfy the emergency need, including amounts necessary to pay reasonably anticipated income taxes or penalties resulting from the distribution.
1.2.16Investment Election – the process prescribed by the Principal Sponsor from time to time pursuant to which a Participant may select the hypothetical investment of the Participant’s Account pursuant to the provisions of Section 3.

1.2.17Investment Fund – any of the hypothetical investment funds established by the Principal Sponsor pursuant to the provisions of Section 3.
1.2.18Long-Term Incentive Subaccount – the account, if any, maintained for a Participant to which are credited deferrals of Long-Term Incentive Awards payable to the Participant through January 1, 2026. For purposes of this Section, a Long-Term Incentive Award may be considered “performance-based compensation” if the award is based on services performed over a period of at least twelve months and meets the definition of “performance-based compensation” found in Code Section 409A and the regulations issued thereunder.
1.2.19Participant – an employee (other than an employee whose employment terms are subject to a collective bargaining agreement) of an Employer who is a member of a select group of management or highly compensated employees and who elects to participate in this Plan. Effective on and after August 1, 2026, eligibility has changed to be limited to management level employees who have been classified as SLG, BVP or Executive Committee.

1.2.20Plan – the nonqualified, income deferral program maintained by the Principal Sponsor established for the benefit of Participants eligible to participate therein, as set forth in this Plan Statement. (As used herein, "Plan" does not refer to the documents pursuant to which the Plan is maintained. Those documents are referred to herein as the "Plan Statement"). The Plan shall be referred to as the “Xcel Energy Inc. Nonqualified Deferred Compensation Plan.”

1.2.21Plan Statement – this document entitled "XCEL ENERGY INC. NONQUALIFIED DEFERRED COMPENSATION PLAN (2026 Restatement)" as adopted by the Principal

Sponsor effective as of August 1, 2026, as the same may be amended from time to time thereafter.
1.2.22Plan Year – the twelve (12) consecutive month period ending December 31st.
1.2.23Pre-Tax Deferrals – the Base Salary and Annual Incentive deferrals made to the Plan pursuant to the provisions of Section 3.
1.2.24Pre-Tax Deferral Subaccount – the Account maintained for each Participant to which is credited such Participant’s Pre-Tax Deferrals pursuant to Section 3, below.
1.2.25Principal Sponsor – Xcel Energy Inc., a Minnesota corporation.
1.2.26Separation from Service – means a Participant’s death, retirement, or other termination of employment with the Employer or any Affiliate, determined in accordance with Section 409A of the Code and applicable Treasury Regulations and guidance.
A Participant who remains employed but is not actively providing services (including during a garden leave or similar arrangement) will not be considered to have incurred a Separation from Service solely because the Participant is no longer actively providing services.
For clarity, a Participant’s receipt of long-term disability benefits, or status as being on long-term disability leave, does not by itself constitute a Separation from Service or otherwise cause payment of the Participant’s Account under the Plan. A Separation from Service occurs only when the Participant’s employment with the Employer or any Affiliate has actually terminated or is otherwise determined to have terminated under Code Section 409A and applicable Treasury Regulations.

In the case of a Participant who provides services as an independent contractor, Separation from Service means a good-faith and complete termination of the contractual relationship under which services are performed for the Employer or any Affiliate.
1.2.27Transfer Subaccount – the Account, if any, maintained for a Participant to which is credited some part or all of the benefits of the Participant under any other nonqualified plan maintained by the Employer or any Former Nonqualified Plan. Such amounts may be transferred to this Plan only upon the approval of the Principal Sponsor, subject to such rules and conditions as the Principal Sponsor may impose, and only if the Principal Sponsor determines that such transfer can occur in a manner that does not violate the requirements of Code §409A.
1.2.28Trust – the Trust agreement, if any, for the Plan, which shall be a grantor trust, established by the Principal Sponsor.
1.2.29Trust Fund – the fund or funds, if any, established by the Principal Sponsor pursuant to Section 6.
1.2.30Trustee – that person or entity, if any, which shall have been appointed by the Principal Sponsor to hold the assets of any Trust created pursuant to Section 6.
1.2.31Valuation Date – the last day of each calendar quarter of the Plan Year, and such other time or times as determined by the Principal Sponsor.

SECTION 2

PARTICIPATION
2.1Eligibility. A Participant may elect to make contributions to the Plan as follows:
2.1.1 Ongoing Participation. An eligible Participant may elect to defer Base Salary and/or Annual Incentive by submitting a deferral election in the manner and by the deadline established by the Principal Sponsor. For Base Salary and Annual Incentive, elections must be made no later than December 31 of the Plan Year preceding the Plan Year to which the election applies. For Participants who made a deferral election to defer Base Salary and/or Annual Incentive for Plan Year 2026, and who would not otherwise be eligible in future years due to the eligibility requirements in the definition of “Participant”, shall be permitted to continue participation in the Plan effective with Plan Year 2027 and beyond so long as they maintain continuous deferral elections under the Plan. If such a Participant ceases deferrals for any Plan Year effective 2027 and beyond, the Participant shall not be eligible to recommence participation in the Plan unless the Participant satisfies the eligibility requirements in the definition of “Participant”.
2.2Cessation of Eligibility. If a Participant has a Separation from Service, the Participant’s deferrals shall cease as of the date of Separation from Service. If a Participant no longer satisfies the eligibility criteria during a Plan Year, deferrals continue through the end of the Plan Year and then stop for future years. The individual remains a Participant until their Account (if any) is distributed from the Plan.

SECTION 3

CREDITS AND ADJUSTMENTS OF ACCOUNTS
3.1Credits.

3.1.1Employee Deferrals.

(a)Basic Base Salary Deferrals. For each Plan Year, a Participant may elect to make a pre-tax Base Salary deferral of up to 75% of such Participant’s Base Salary, subject to any necessary withholding for payroll, FICA, and other employment taxes. The Employer shall withhold the Participant’s share of such taxes from the portion of the Participant’s Base Salary that is not being deferred, in a manner determined by the Principal Sponsor. If necessary, the Principal Sponsor may reduce the Participant’s Base Salary deferral in order to satisfy any required withholding obligations.

(b)Annual Incentive Deferrals. For each Plan Year, a Participant may elect to make a pre-tax deferral of up to 100% of such Participant’s Annual Incentive, subject to any necessary withholding for payroll, FICA, and other employment taxes. The Employer shall withhold the Participant’s share of such taxes from the portion of the Participant’s Annual Incentive that is not being deferred, in a manner determined by the Principal Sponsor. If necessary, the Principal Sponsor may reduce the Participant’s Annual Incentive deferral in order to satisfy any required withholding obligations.
3.2Rules Regarding Participant Contributions. Each deferral election made by a Participant shall be subject to the following rules and conditions:

3.2.1Timing. A Participant’s deferral election shall be made and shall become effective as provided in Section 2.1.1. If a Participant fails to submit a deferral election when the Participant is eligible to do so, such Participant shall be deemed to have elected not to contribute for the Plan Year to which such failure relates.
3.2.2Irrevocable. Each Participant’s deferral election for a Plan Year shall be irrevocable and shall remain in effect for all such Base Salary and Annual Incentive paid during the Plan Year to which the Participant’s deferral election relates. Notwithstanding the foregoing, a Participant’s deferral election and corresponding contributions to the Plan shall cease upon the occurrence of any of the following events:
(a)The Participant incurs a Financial Hardship, or receives a Financial Hardship distribution from this Plan or from the Xcel Energy 401(k) Savings Plan, in which case such Participant’s Pre-Tax Deferrals for the Plan Year in which such distribution is made shall be cancelled for the Plan Year of such Financial Hardship or Financial Hardship distribution and for the next following Plan Year;
(b)The Participant’s Separation from Service;
(c)The Participant’s death.

3.2.3Crediting of Deferred Compensation. A Participant’s Pre-Tax Deferrals and any corresponding Employer Matching Credit, if any, shall be credited to the Participant’s Account as of the payroll date such compensation is withheld from the Participant’s paycheck, or as soon as reasonably practicable thereafter.
3.3Employer Credits.

(a)Base Salary Deferrals. Within a reasonable time following the date that the amount elected by the Participant as a Base Salary deferral would otherwise be paid to such Participant, the Employer shall credit the Participant’s Pre-Tax Deferral Subaccount with the amount of such contribution(s).
(b)Annual Incentive Deferrals. Within a reasonable time following the date that the amount elected by the Participant as an Annual Incentive would otherwise be paid to such Participant, the Employer shall credit the Participant’s Pre-Tax Deferral Subaccount with the amount of such contributions.
(c)Employer Matching Credits. Following each payroll cycle, the Employer Matching Credit Subaccount of each such Participant (other than a Participant subject to the Traditional Benefit under the Xcel Energy Pension Plan) who makes Pre-Tax Deferrals for a Plan Year, and whose Base Salary exceeds the limit of Code Section 401(a)(17), or whose maximum allowable elective deferral is limited by Code Sections 415 or 402(g) that otherwise prohibits the Participant from receiving a full match within the Xcel Energy 401(k) Savings Plan for the Plan Year shall be allocated an Employer Matching Credit. The Employer Matching Credit formula will be based on the Matching Contribution formula applicable to such Participant under the Xcel Energy 401(k) Savings Plan for the Plan Year, calculated as though none of the aforementioned limits apply.

(d)Transfer Credits. Any benefits transferred to this Plan (whether by merger, transfer, substitution or otherwise) on behalf of a Participant from another nonqualified Plan of the Employer (including any Former Nonqualified Plan) shall be credited to this Plan at their fair market value at the time of the transfer. Such amounts shall be credited to the Transfer Subaccount of the Participant, unless the Principal Sponsor, in its discretion, determines that such amounts shall be credited to another account of the Participant. Notwithstanding the foregoing, no transfer shall be made to this Plan unless such transfer and the form and payment of any transferred funds, can be made in a manner that does not violate the provisions of Code §409A.
3.4Adjustments of Account. Subject to such rules as may be prescribed by the Principal Sponsor from time to time, amounts shall be credited or debited to a Participant’s Account in connection with the deemed investment thereof as follows:

3.4.1Initial Election of Investment Funds. In connection with a Participant’s initial enrollment into the Plan, a Participant shall elect one or more Investment Funds on an Investment Election Form filed in the manner prescribed by the Principal Sponsor to be used as an index to determine the additional amounts to be credited or debited to such Participant’s Account. If a Participant fails to select any Investment Fund or if a Participant’s election of an Investment Fund shall, for any reason, be ineffective, such

Participant shall be deemed to have elected the Federal Money Market Fund or such short-term index Investment Fund as may be determined from time to time in the discretion of the Principal Sponsor.

3.4.2Changes to Investment Fund Elections. A Participant may (but is not required to) elect in the manner prescribed by the Principal Sponsor, to add, delete or modify one or more of their Investment Fund(s) elections.

(a)Proportionate Allocation. Subject to such rules as the Principal Sponsor may from time to time prescribe, Participant investment elections described in this Section shall be made in increments of one percentage point (1%) of the Participant’s Account.
(b)Investment Funds. The Participant may elect one or more of the Investment Funds selected by the Principal Sponsor from time to time as hypothetical investments. The Principal Sponsor may, in its sole discretion, discontinue, substitute or add an Investment Fund. The Principal Sponsor shall also have the power to direct that any separate Investment Funds shall be consolidated with (or “mapped” to) any other Investment Fund having the same (or nearly the same) investment objectives. Each such change shall take effect at such time or times and under such rules as shall be established by the Principal Sponsor.
3.4.3Debits and Credits to Accounts. Plan investments and earnings adjustments shall be made in accordance with the following rules:

(a)To the extent administratively feasible, any Account will be valued daily at the fair market value thereof by adding (A) the fair market value of all investments held in the Account, (B) any accrued interest or declared dividends on such investments not reflected in (A) above, and (C) an amount equal to the cash then held in the Account; and subtracting therefrom any liabilities of the Account. Participants’ Accounts will be adjusted daily by allocating among them the earnings or losses of each Investment Fund since the previous day in proportion to each Participant’s portion of the Investment Fund balance immediately following the previous day’s adjustment. To the extent daily Account valuations and adjustments are not administratively feasible, such valuations and adjustments shall occur as frequently as administratively feasible.
(b)Withdrawals and distributions shall be made in cash and made pursuant to Section 5. The amount paid upon such a withdrawal or distribution shall be based on the value immediately after the adjustment of a Participant’s Account on the effective date of the withdrawal or distribution.
Notwithstanding the foregoing, the Principal Sponsor may establish revised or additional rules for the adjustment of Accounts including, without limiting the generality of the foregoing, the times when contributions shall be credited under this Section 3 and the manner of allocating gains and losses of Accounts.
3.5No Actual Investment. Investment Funds are used only to measure hypothetical gains and losses. They do not represent actual investments made for a Participant. A Participant’s Account is only a bookkeeping entry, and the Participant remains an unsecured creditor of the Employer.

SECTION 4

VESTING OF ACCOUNT
All Participants’ Accounts and subaccounts shall be 100% vested at all times.

SECTION 5

PAYMENT
5.1Participant Election of Time and Form of Payment. Each Plan Year, at the time of the Participant's deferral election(s), a Participant may separately elect, with respect to (i) Base Salary deferrals and any associated Employer Matching Credits, and (ii) Annual Incentive deferrals (if any) for such Plan Year, (a) the time of payment in accordance with Section 5.2 and (b) the form of payment in accordance with Section 5.3. A Participant may elect different payment dates and different forms of payment for each of these two contribution sources.
5.2Time of Payment. A Participant may elect each year to have the separate portions of the Participant’s deferrals as described in Section 5.1 paid on the earlier of: (a) a specific year in the future, or (b) Separation from Service. If the Participant fails to make an election, or if the election is ineffective, payment will be made upon Separation from Service.
5.2.1    Scheduled Future Date. If payment is made because the Participant elected a specific future year and that year occurs before the Participant’s Separation from Service, payment will be made in a lump sum on January 31 of the elected year.

5.2.2     Separation From Service. If payment is made because of the Participant’s Separation from Service, payment will be made, or will begin, on the first January 31 or July 31 following the six-month anniversary of the Participant’s Separation from Service.

Following a Participant’s Separation from Service, the Participant’s only remaining interest in the Plan is the right to receive payment of the Participant’s Account as provided in this Section, adjusted from time to time as provided in Section 3. A Participant is not required to apply to receive payment.

5.3Form of Payment. Payment will be in a lump sum for those Participants who choose to have payment made pursuant to Section 5.2.1, above. Participants choosing to be paid due to their Separation from Service under Section 5.2.2, above, may choose to have their account paid as follows:
5.3.1Term Certain Installments. In a series of installments payable over 10 years. The amount of the annual installments shall be determined by dividing the amount of the account as of January or July, according to the distribution timing of Section 5.2 above, as of which the installment is being paid by the number of remaining installments to be paid (including the payment being determined).
5.3.2Lump Sum. In a single lump sum cash payment.

5.3.3Default. If a Participant elects to have the Participant’s Account paid on Separation from Service but fails to make an election under this Section 5.3 or if such election is for any reason ineffective, the Participant shall be deemed to have elected a lump sum form of payment.

5.4Small Amounts. If, as of the last day of the month in which occurs the earlier of a Participant’s death or Separation from Service, the Participant’s Account balance under this Plan is less than $50,000, then, notwithstanding any election by the Participant under Section 5.3, the Participant shall be deemed to have elected to have the Participant's Account paid in a single lump sum payment within the 90-day period following such death or Separation from Service, as applicable.

5.5Subsequent Distribution Election. A Participant may change a prior distribution election as to the time or form of payment of the part of their Account that existed on December 31, 2008, by making a Subsequent Distribution Election, provided that such election satisfies all of the following requirements:

5.5.1The new distribution election may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
5.5.2The new distribution election is made at least 12 months prior to the date the first payment amount is scheduled to be distributed;
5.5.3The new distribution election must delay payment of such Participant’s Account (or such part thereof that relates to the election) for a period of at least 5 years after such payment would otherwise have been made; and
5.5.4If the election changes a Scheduled Future Date election under Section 5.2.1, such election is made at least 12 months prior to the Scheduled Future Date that is to be changed.
5.6Transitional Elections. During 2008, certain Participants were permitted to make new elections regarding the time and form of payment of their Account, subject to the following rules: (a) such elections were required to be made no later than December 31, 2008, (b) such elections could not change a payment that would otherwise have become payable in 2008 or cause payments to be made in 2008 that would otherwise be paid at a later date, and (c) such elections were made pursuant to such administrative rules as the Principal Sponsor prescribed. Any Participant who failed to make a new payment election in 2008 was deemed to have elected to have the Participant’s Account paid pursuant to the Participant’s election(s) on file with the Plan Administrator prior to the transitional election described in this Section.

5.7Payment on Death or Change in Control. Notwithstanding the payment elections described in Sections 5.2 and 5.3, a Participant's Account shall be subject to the following rules in the event of the Participant's death or a Change in Control:

5.7.1Death. Payment of the Participant’s Account shall be made to the Participant’s Beneficiary in a single lump sum cash payment within the 90-day period following the Participant’s death.
5.7.2Change in Control. A Change in Control shall not, by itself, trigger payment of a Participant's Account if the Plan is assumed, continued, or replaced by the acquiring entity or another employer following the transaction. In such case, the Participant's Account shall continue to be maintained and distributed in accordance with the Participant's existing elections and the terms of this Plan. If the Plan is not assumed, continued, or replaced, the Participant's Account shall be paid in a single cash lump sum within 90 days following the Change in Control, in a manner consistent with Code §409A and Treasury Regulation §1.409A-3(i)(5).

5.8Payment to Beneficiary. If a Participant dies before the Participant’s Account has been fully distributed, any remaining unpaid balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum cash payment within the 90-day period following the Participant’s death, regardless of whether installment payments had commenced before the Participant’s death.
5.9Withholding of Taxes. The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, Federal Insurance Contributions Act (FICA), FUTA or other taxes that are required to be withheld from such payments by applicable laws and regulations.
5.10Acceleration of Payments. Notwithstanding the preceding provisions of this Section 5, the Principal Sponsor, in its sole discretion, may accelerate payment of all or a portion of a Participant’s Account only to the extent permitted under Code Section 409A and Treasury Regulation §1.409A-3(j)(4). Any accelerated payment made under this Section shall reduce any payment otherwise payable under the Plan at a later date. Permitted accelerations may include, without limitation, the following:
5.10.1Financial Hardship Distribution. Upon receipt of an application for a Financial Hardship distribution, the Principal Sponsor shall administer and interpret this Section in a manner consistent with Code Section 409A and the Treasury Regulations thereunder. A Participant shall be eligible for a distribution only upon the occurrence of an unforeseeable emergency, as defined under Code Section 409A and applicable Treasury Regulations, and only to the extent permitted thereunder. If a Financial Hardship distribution is permitted, distribution of the amount reasonably necessary to satisfy the emergency need shall be made in a single lump sum payment as soon as administratively feasible.
5.10.2Payment of Employment Taxes or Income Taxes. Payments may be made at the time required by applicable law, for the payment or withholding of FICA tax imposed under Code §3101, §3121(a) and §3121(v)(2) or federal, state, local or foreign tax obligations arising from participation in the Plan provided distributions are limited to the amounts of such tax obligations.
5.10.3Payment upon Income Inclusion under Code §409A. If this Plan fails to meet the requirements of Code §409A, the amount of a Participant’s Account that is required to be included in the income of the affected Participant due to such failure shall be paid to such Participant in a single lump sum.
5.10.4Termination of Plan. Each Participant’s Account shall be paid to the Participant upon termination of the Plan to the extent provided in Section 7.

5.10.5Disability. A Participant shall be entitled to payment of the Participant's Account upon the Participant's Disability. A Participant will be considered Disabled if the Participant has been receiving benefits under the Employer's long-term disability program for at least six (6) consecutive months and the Plan Administrator determines that the Participant satisfies the disability requirements of Code Section 409A and the Treasury Regulations thereunder.

5.11Application for Payment. The Administrator may prescribe from time to time the information to be submitted by a Participant or Beneficiary of a deceased Participant in connection with commencing a distribution from the Plan.

5.12Rehired Employee. If a Participant has a Separation from Service and payments in the installment method have begun, such installments shall not be suspended if such individual is subsequently reemployed by the Employer.
5.13Designation of Beneficiaries.

5.13.1    Right to Designate. Each Participant may designate, in a manner prescribed by the Principal Sponsor and filed with or otherwise received by the Principal Sponsor, one or more primary Beneficiaries or contingent Beneficiaries to receive all or a specified portion of the Participant's Account upon the Participant's death. The Participant may change or revoke any such designation from time to time without notice to or consent of any Beneficiary. No such designation, change, or revocation shall be effective unless made by the Participant and received by the Principal Sponsor during the Participant's lifetime.

5.13.2    Failure of Designation. If no valid Beneficiary designation is in effect at the Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s Account will be paid to the Participant’s estate or per court order.

5.13.3     Special Rules. Unless the Participant has otherwise specified in the Participant's Beneficiary designation, the following rules shall apply:
(a)If the Principal Sponsor does not receive sufficient evidence that a Beneficiary survived the Participant, the Beneficiary shall be treated as not having survived the Participant.
(b)Beneficiaries shall be determined as of the Participant's death. If a Beneficiary survives the Participant but dies before receiving all amounts payable under the Plan, any remaining amounts shall be paid to the Beneficiary's estate or legal representative.
(c)The Principal Sponsor may rely on the most recent valid Beneficiary designation received during the Participant's lifetime. The Participant is responsible for reviewing and updating any Beneficiary designation to reflect changes in personal circumstances, including marriage, divorce, dissolution, annulment, or other estate planning changes. The Principal Sponsor shall have no obligation to determine whether a Beneficiary designation reflects the Participant's current marital status, estate plan, or intent.

The Principal Sponsor shall be the sole judge of the content, interpretation and validity of any Beneficiary designation.

5.13.4    No Spousal Rights. No spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits accumulated under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant.

5.14    Payment Obligations of Participating Employers. Payment of distributions from this Plan shall be made only by the Employer, which last employed the Participant before payments commence, provided, however, that each other Employer shall reimburse the paying Employer for benefits accrued by the Participant during the period (if any) that the Participant was employed by them.

SECTION 6

UNFUNDED PLAN
6.1Establishment of Trust. Benefits under this Plan constitute only an unsecured promise by the Employer to make payments. A Participant shall have no lien, prior claim, security interest, or other interest in any property of the Employer. The Employer is not required to establish or maintain any trust, fund, or account to provide Plan benefits, other than a bookkeeping account or reserve. If a trust, fund, or other arrangement is established, its assets shall remain the sole and exclusive property of the Employer.
6.2Funding and Location of Trust. Any trust established by the Employer for purposes of paying benefits under this Plan, and the taxation of any assets held in such trust on behalf of Participants, shall be subject to the requirements of Code §409A, including (a) the rules pertaining to offshore funding set forth in Code §409A(b)(1), (b) the transfers of assets for the benefit of covered employees (as defined in Code §409A(b)(3)(d)(ii)) when a defined benefit pension plan of the Employer is in a restricted period, and (c) the restriction of assets in connection with a change in the Employer’s financial health under Code §409A(b)(2).
6.3Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant or Beneficiary to receive distributions pursuant to the Plan. The provisions of the Trust (if any) shall govern the rights of the Employer, the Participants, and the creditors of the Employer relative to any property of the Employer set aside therein. The Employer shall at all times prior to the Plan’s termination remain liable to carry out its responsibilities under the Plan.
6.4Distributions from the Trust. The Employers’ obligations under the Plan may be satisfied with assets of the Trust (if any) distributed pursuant to the terms thereof, and any such distribution shall reduce the Employers’ obligations under the Plan. Alternatively, the obligations under the Plan may be satisfied by direct payment from the Employer’s general assets, and reimbursement from the Trust.
6.5Spendthrift Provision. No Participant or Beneficiary shall have any interest in any Account or Trust that can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Employer or the Trustee.
Notwithstanding the foregoing, this Section shall not prevent the Employer from complying with a domestic relations order deemed by the Principal Sponsor to be enforceable against the Plan, or from exercising, in its discretion, any applicable powers or options granted to it upon the occurrence of a Participant’s Separation from Service, as such powers or options may be conferred by any applicable provision of this Plan.

SECTION 7

AMENDMENT AND TERMINATION
7.1Amendment. The Plan may be amended at any time and from time to time by the Governance, Compensation, and Nominating Committee of the Principal Sponsor (the “GCN Committee”). In addition, the Principal Sponsor’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer are each hereby delegated the authority to amend the Plan for any changes not pertaining to setting or modifying compensation of any “officer” as defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934. Any such amendment may be retroactive, prospective or both. No such amendment of the Plan document or termination of the Plan, however, shall reduce a Participant's Account earned as of the date of such amendment unless the Participant so affected consents in writing to the amendment or such amendment is deemed necessary by the Employer to affect the intended purposes of this Plan and/or comply with applicable law. Any such amendment shall be communicated to the Employers participating in the Plan. Each Employer reserves the right to withdraw from participation in the Plan, but until such withdrawal occurs, they shall be bound by the Plan as originally established and as amended from time to time.
7.2Termination. The GCN Committee of the Principal Sponsor and the Principal Sponsor reserve the right to discontinue benefit accruals at any time. The Employer or Principal Sponsor also reserves the right to cause an acceleration of the time and form of a Plan payment where the acceleration of such payment is made in accordance with one of the following provisions:
7.2.1Dissolution or Bankruptcy. At the discretion of the Employer within 12 months of a corporate dissolution taxed under Code §331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that Plan benefits are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the Participants’ respective tax year in which the benefits are actually or constructively received): (i) the first calendar year in which the Plan termination and liquidation occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.
7.2.2Discretionary Termination. A termination of the Plan that does not occur proximate to a downturn in the financial health of the Employer; provided that (a) all other arrangements sponsored by the Employer that would be aggregated with this arrangement under Treas. Reg. §1.409A-1(c) are also terminated (such aggregation being determined by assuming that all Participants have a benefit under any such other arrangement); (b) no payments in liquidation of the Plan, other than payments that would have been made under this Plan had the termination not occurred, are made from the Plan within 12 months of the date the Employer has taken all necessary action to irrevocably terminate and liquidate this Plan (the “Termination Date”); (c) all benefits are fully distributed within 24 months of the Termination Date; and (d) the Employer does not adopt a new arrangement that would be aggregated under Treas. Reg. §1.409A-1(c) with this Plan (such aggregation being determined by assuming that all Participants will have a benefit under any new arrangement) within 3 years following the Termination Date.

SECTION 8

DETERMINATIONS – RULES AND REGULATIONS
8.1Determinations. The Principal Sponsor shall make such determinations as may be required from time to time in the administration of the Plan. The Principal Sponsor shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.
8.2Rules and Regulations. The Principal Sponsor hereof may adopt any rule not in conflict or at variance with the provisions of this Plan.
8.3Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Principal Sponsor pursuant to any provision of this Plan Statement may be signed in the name of the Principal Sponsor by any officer who has been authorized to make such certification or to give such notices or consents.
8.4Claims Procedure. A person who believes they are entitled to benefits under the Plan may submit a written claim to the Principal Sponsor or its delegate. The Principal Sponsor or its delegate will review the claim and provide a written decision within 90 days after receiving the claim, unless special circumstances require additional time, in which case the claimant will be notified of the extension.

If a claim is denied in whole or in part, the written denial will state the specific reason for the denial, identify the Plan provisions on which the denial is based, describe any additional information needed to support the claim, and explain the appeal process.
A claimant may appeal a denied claim by submitting a written appeal within 60 days after receiving the denial. The claimant may submit written comments, documents, records, and other information relating to the claim. The Principal Sponsor or its delegate will provide a written decision on appeal within 60 days after receiving the appeal, unless special circumstances require additional time.
The decision on appeal will be final and binding, subject to the claimant’s right to bring an action under ERISA Section 502(a). No legal action may be brought unless the claimant first exhausts the claims and appeal procedures under this Section.
8.5Information Furnished by Participants. Neither the Principal Sponsor nor the Committee shall be liable or responsible for any error in the computation of the Account of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to the Principal Sponsor, where such misstatement is used (directly or indirectly) in determining the Participant's Account. The Principal Sponsor shall not be obligated or required to increase the Account of such Participant, which, on discovery of the misstatement, is understated as a result of such misstatement of the Participant. However, the Account of any Participant that is overstated by reason of any such misstatement shall be reduced to the amount appropriate.

SECTION 9

PLAN ADMINISTRATION
9.1Principal Sponsor.
9.1.1Officers. Except as hereinafter provided, functions generally assigned to the Principal Sponsor shall be discharged by its officers or delegated and allocated as provided herein.
9.1.2Chief Executive Officer. The Chief Executive Officer of the Principal Sponsor may delegate or redelegate and allocate and reallocate to a Committee such functions assigned to the Principal Sponsor as may from time to time be deemed advisable. The Committee has delegated the day-to-day administrative duties to the Executive Compensation Total Rewards Group of the Principal Sponsor. If no Committee has been created, references to the Committee herein refer to the Principal Sponsor’s officers or delegates.
9.1.3Governance, Compensation and Nominating Committee. Any decision required to be determined at the level of Board of Directors or Compensation Committee of the Principal Sponsor (whether by rule, regulation or charter) shall be determined within such Board or Compensation Committee, unless such decision making authority has been properly delegated under this Section.
9.1.4Majority Decisions. If there shall at any time be three (3) or more members of the Committee serving hereunder who are qualified to perform a particular act, the same may be performed in writing or in a meeting, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof, except to the extent that liability is imposed under ERISA.
9.2Limitation on Authority.
9.3.1Generally. No action taken by any person, if authority to take such action has been delegated or redelegated to it, shall be the responsibility of any other person except as may be required by the provisions of ERISA. Except to the extent imposed by ERISA, no person shall have the duty to question whether any other fiduciary is fulfilling all of the responsibility imposed upon such other person by the Plan Statement or by ERISA.
9.3.2Trustee. If any trust is established, the responsibilities and obligations of the Trustee shall be strictly limited to those set forth in the agreement of trust. The Trustee shall have no authority or duty to determine or enforce payment of any Employer credit under the Plan or to determine the existence, nature or extent of any individual’s rights in the Trust Fund or under the Plan or question any determination made by the Principal Sponsor or the Committee regarding the same. Nor shall the Trustee be responsible in any way for the manner in which the Principal Sponsor, the Employer or the Committee carries out its responsibilities under this Plan Statement or, more generally, under the Plan. The Trustee shall give the Principal Sponsor notice of (and tender to the Principal Sponsor) the prosecution or defense of any litigation involving the Plan, the Trust Fund or other persons acting with respect to the Plan.

9.3Administrator. The Principal Sponsor shall be the administrator for purposes of section 3(16)(A) of ERISA.
9.4Service of Process. In the absence of any designation to the contrary by the Principal Sponsor, Corporation Services Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.
9.5Administrative Expenses. The reasonable expenses of administering the Plan shall be payable out of the Trust Fund, if any, except to the extent that the Employer, in its discretion, directly pays the expenses.

SECTION 10

DISCLAIMERS
10.1Term of Employment. Participation in this Plan and the availability of benefits under the Plan do not constitute a term or condition of employment. The Employer reserves the right to amend or terminate the Plan at any time. Nothing in this Plan gives any employee the right to continued employment with the Employer.

10.2Source of Payment. Neither the Employer nor any of its officers nor any member of its Committee or the Board of Directors may in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant or to any Beneficiary or to any creditor of a Participant or a Beneficiary. Each Participant, Beneficiary or other person entitled at any time to payments hereunder shall look solely to the assets of the Employer employing such Participant for such payments or to the Accounts distributed to any Participant or Beneficiary, as the case may be for such payments. In each case where Accounts shall have been distributed to a former Participant or a Beneficiary or to the person or any one of a group of persons entitled jointly to the receipt thereof and which purports to cover in full the benefit hereunder, such former Participant or Beneficiary, or such person or persons, as the case may be, shall have no further right or interest in the other assets of the Employer. Neither the Employer nor any of its officers nor any member of its Board of Directors shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of the Employer.
10.3Delegation. The Employer, and its officers and the members of its Board of Directors and the Committee shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of this Plan Statement or pursuant to procedures set forth in this Plan Statement.

__________________, 2026

XCEL ENERGY INC.
By________________________________
Its________________________________

ADDENDUM A

DESIGNATED EMPLOYERS AND DESIGNATED AFFILIATES
    Eloigne
    Northern States Power Company Minnesota
    Public Service Company of Colorado
    Southwestern Public Service Company
    Northern States Power Company Wisconsin
    Xcel Energy Services Inc.